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                                                                    EXHIBIT 11.1

            Dental/Medical Diagnostic Systems, Inc. and Subsidiaries
For the Three Months Ended March 31, 1997 and Thirteen Weeks Ended June 1, 1996



STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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NET INCOME PER SHARE WAS                            Three Months Ended  Thirteen Weeks Ended
CALCULATED AS FOLLOWS:                                March 31, 1997       June 1, 1996
                                                      --------------       ------------
Primary:

Net Income (loss)                                      $    47,150        $   (39,990)

Weighted average common shares outstanding               2,985,537          2,672,519

Incremental shares under stock options computed
  under the treasury stock method using the
  average market price of the issuer's commons
  stock during the period                                  460,342               --

Weighted average common and common equivalent
shares outstanding                                       3,445,879          2,672,519

Net income (loss) per share                            $       .01        $      (.01)

Fully diluted:

Net income (loss)                                      $    47,150        $   (39,990)

Weighted average common shares outstanding               2,985,537          2,672,519

Incremental shares under stock options computed
  under the treasury stock method using the
  market price of the issuer's common stock at
  the end of the period of higher than the
  average market price                                     465,820               --

Weighted average common and common equivalent
shares outstanding                                       3,451,357          2,672,519

Net Income (loss) per share                            $       .01        $      (.01)
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